Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Benjamin Pratt
GNC Corporation
(412) 402-7453
Benjamin-pratt@gnc-hq.com
GNC Corporation Reports Fourth Quarter and
Full Year 2005 Financial Results
Fourth Quarter EBITDA Improves 19.1%
PITTSBURGH — March 2, 2006 — GNC Corporation (“GNC” or the “Company”), the largest global specialty retailer of nutritional supplements, today reported its financial results for the fourth quarter and year ended December 31, 2005.
The Company reported an 8.0% increase in consolidated revenues to $325.4 million for the fourth quarter of 2005 compared to consolidated revenues of $301.3 million for the same quarter of 2004. This increase resulted from improved domestic same store sales of 8.1% in company-owned stores and 1.5% in franchise locations.
Earnings before income taxes, depreciation and amortization (EBITDA) were $28.7 million for the fourth quarter of 2005, an increase of 19.1% over the fourth quarter of 2004. Included in EBITDA for the fourth quarter of 2004 was a one time benefit of $1.9 million from the transfer of our Australian franchise business and, included for the same period in 2005, a $0.6 million non-cash compensation expense related to stock option grants.
Net income increased 107.7% for the fourth quarter of 2005 to $5.4 million compared to $2.6 million in the fourth quarter of 2004.
“Our strong fourth quarter performance clearly indicates the significant progress achieved in 2005, and is evidence that the programs implemented since the first quarter and throughout the year have led to a successful turnaround of the business,” said President and CEO Joseph Fortunato. “The company’s results showed steady improvement in comparable store sales in both our corporate and franchise businesses throughout the year, highlighted by strong growth in the sports nutrition and VMHS businesses. In addition, we are very pleased with the performance of our diet segment which has returned to a more normal level. Growth has been fueled by our national marketing programs, instituted in early 2005, which included broadcast direct marketing and print advertising designed to broaden our consumer reach. We are also benefiting from excellent expense controls and efficiencies gained in all segments of the business. Our new internet site was launched in late December and we are looking forward to the additional growth opportunities this media brings to the business. We are confident that we can continue to capitalize on the success of 2005, built around a new merchandising culture, and accelerate momentum through 2006.”
For the year, the Company’s consolidated revenues were $1.318 billion, compared to $1.345 billion in 2004, a decrease of 2.0%. Domestic same store sales comparisons improved with each successive quarter during 2005 but decreased for the full year by 1.5% in our company-owned stores and 4.8% in our franchise locations. These declines were driven primarily by decreases in sales of diet products of approximately $58.0 million for the full year in our domestic company-owned retail stores, offset by growth in all other major product categories.
EBITDA for 2005 was $113.2 million compared to $139.5 million for 2004. Net income for 2005 was $18.4 million compared to $41.7 million in 2004.
For the three and twelve months ended December 31, 2005, the Company generated $29.5 million and $64.2 million, respectively, in cash from operating activities, and ended the year with $86.0 million in cash on the balance sheet. For the full year of 2005, the Company had capital expenditures of $20.8 million and repaid $37.0 million of outstanding debt. At December 31, 2005, the Company had $473.4 million of total debt outstanding, with its revolving credit facility undrawn.

As of December 31, 2005, GNC Corporation, headquartered in Pittsburgh, Pennsylvania, operated 2,650 company-owned stores in the U.S. and Canada and had 1,156 domestic franchised locations, 1,149 Rite Aid “store-within-a-store” locations and 858 international franchised locations. GNC is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements (VMHS), sports nutrition products, diet and energy products and other wellness products.
GNC will host a conference call to report fourth quarter and year end 2005 financial results on Thursday, March 2, 2006 at 11:00 am EST. To listen to this call inside the U.S. dial: 1-800-588-4973, passcode 13995228#, and outside the U.S. dial: 1-847-413-2407, passcode 13995228#. Following the completion of the call, a replay will be available until March 17, 2006 by dialing 1-888-843-8996, passcode 13995228# inside the US and 1-630-652-3044, passcode 13995228# outside of the US. A webcast of the call will be available on GNC.com until March 17, 2006.
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as ”subject to,” “believes,” ”anticipates,” ”plans,” “expects,” ”intends,” ”estimates,” ”projects,” ”may,” “will,” ”should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. GNC believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. Factors that may materially affect such forward-looking statements include, among others:
•	significant competition in our industry;

•	unfavorable publicity or consumer perception of our products;

•	the incurrence of material products liability;

•	costs of compliance and our failure to comply with governmental regulations;

•	the failure of our franchisees to conduct their operations profitably and limitations on our ability to terminate or replace under-performing franchisees;

•	economic, political and other risks associated with our international operations;

•	our failure to keep pace with the demands of our customers for new products and services;

•	disruptions in our manufacturing system or losses of manufacturing certifications;

•	increases in the frequency and severity of insurance claims, particularly for claims for which we are self-insured;

•	loss or retirement of key members of management;

•	increases in the cost of borrowings and unavailability of additional debt or equity capital;

•	the impact of our substantial indebtedness on our operating income and our ability to grow; and

•	the failure to adequately protect or enforce our intellectual property rights against competitors.

Results of Operations and Comprehensive Income
(Dollars in millions and percentages expressed as a percentage of total net revenues)

	Three Months Ended December 31,				Year Ended December 31,
	2005		2004		2005		2004
Revenues:
Retail	$244.7	75.2%	$225.8	75.0%	$989.4	75.1%	$1,001.8	74.5%
Franchise	49.3	15.2%	45.9	15.2%	212.8	16.1%	226.5	16.8%
Manufacturing / Wholesale	31.4	9.6%	29.6	9.8%	115.5	8.8%	116.4	8.7%

Total net revenues	325.4	100.0%	301.3	100.0%	1,317.7	100.0%	1,344.7	100.0%

Operating expenses:

Cost of sales, including costs of warehousing, distribution and occupancy	222.5	68.4%	204.7	67.9%	898.7	68.2%	895.2	66.5%
Compensation and related benefits	56.6	17.4%	57.0	18.9%	228.6	17.3%	230.0	17.1%
Advertising and promotion	7.9	2.4%	8.7	2.9%	44.7	3.4%	44.0	3.3%
Other selling, general and administrative expenses	19.4	6.0%	17.0	5.7%	72.6	5.5%	69.8	5.2%
Amortization expense	1.0	0.3%	1.0	0.3%	4.0	0.3%	4.0	0.3%
Foreign currency gain	(0.5)	-0.2%	(0.4)	-0.1%	(0.6)	0.0%	(0.3)	0.0%
Other (income) expense	—	0.0%	—	0.0%	(2.5)	-0.2%	1.3	0.1%

Total operating expenses	306.9	94.3%	288.0	95.6%	1,245.5	94.5%	1,244.0	92.5%

Operating income:
Retail	21.7	6.8%	20.8	6.9%	77.2	5.9%	107.7	8.0%
Franchise	14.4	4.4%	12.7	4.2%	52.0	3.9%	62.4	4.6%
Manufacturing / Wholesale	9.9	3.0%	10.4	3.5%	46.0	3.5%	38.6	2.9%
Unallocated corporate and other (costs) income:
Warehousing and distribution costs	(12.6)	-3.9%	(12.2)	-4.1%	(50.0)	-3.8%	(49.3)	-3.7%
Corporate costs	(14.9)	-4.6%	(18.4)	-6.1%	(55.5)	-4.2%	(57.4)	-4.2%
Other income (expense)	—	0.0%	—	0.0%	2.5	0.2%	(1.3)	-0.1%

Subtotal unallocated corporate and other costs, net	(27.5)	-8.5%	(30.6)	-10.2%	(103.0)	-7.8%	(108.0)	-8.0%

Total operating income	18.5	5.7%	13.3	4.4%	72.2	5.5%	100.7	7.5%

Interest expense, net	9.9		8.7		43.1		34.5

Income before income taxes	8.6		4.6		29.1		66.2

Income tax expense	3.2		2.0		10.7		24.5

Net income	5.4		2.6		18.4		41.7

Other comprehensive (loss) income	(0.2)		0.6		0.1		0.9

Comprehensive income	$5.2		$3.2		$18.5		$42.6

Total operating income	$18.5		$13.3		$72.2		$100.7
Depreciation and Amortization Expense	10.2		10.8		41.0		38.8

EBITDA(1)(2)	$28.7		$24.1		$113.2		$139.5

CASH FROM OPERATIONS RECONCILIATION TO EBITDA
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net cash provided by operating activities	$29.5	$23.0	$64.2	$83.5
Cash paid for interest (excluding deferred financing fees)	11.1	13.0	32.7	32.7
Cash paid for taxes	0.1	—	2.9	5.1
Changes in accounts receivable	(1.4)	(7.0)	4.4	(5.3)
Changes in inventory	16.4	15.9	23.9	15.1
Changes in accounts payable	(20.2)	(22.9)	2.9	(3.9)
Changes in other assets and liabilities	(6.8)	2.1	(17.8)	12.3

EBITDA(1)(2)	$28.7	$24.1	$113.2	$139.5

(1)	EBITDA as used herein represents net income before interest expense (net), income tax expense, depreciation and amortization. We present EBITDA because we consider it a useful analytical tool for measuring our ability to service our debt and generate cash for other purposes. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of our profitability or liquidity. EBITDA may differ from other similarly titled measures of other companies, limiting its usefulness as a comparative measure.

(2)	Includes income of $1.9 million associated with the transfer of our Australian franchise business recorded in the fourth quarter of 2004, and $0.6 million of non-cash compensation expense related to stock option grants in the fourth quarter of 2005.